Exhibit 99.1

Portman Ridge Finance Corporation Announces Second Quarter 2023 Financial Results

August 9, 2023

Reports Strong Performance with Elevated Total Investment Income, Core Investment Income and Net Investment Income Year-over-Year, While Also Continuing Share Repurchase Program in the Second Quarter of 2023

Announces Quarterly Distribution of $0.69 Per Share in the Third Quarter of 2023, Marking a $0.06 per Share Increase from the $0.63 Distribution Seen in the Third Quarter of 2022

NEW YORK, Aug. 09, 2023 (GLOBE NEWSWIRE) — Portman Ridge Finance Corporation (Nasdaq: PTMN) (the “Company” or “Portman Ridge”) announced today its financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights

•

Total investment income for the second quarter of 2023 was $19.6 million, an increase of $4.6 million as compared to $15.0 million for the second quarter of 2022 and a decrease of $0.7 million as compared to $20.3 million for the first quarter of 2023.

•

Core investment income[1], excluding the impact of purchase price accounting, for the second quarter of 2023 was $19.2 million, an increase of $5.5 million as compared to $13.7 million for the second quarter of 2022 and a decrease of $0.1 million as compared to $19.3 million for the first quarter of 2023.

•

Net investment income (“NII”) for the second quarter of 2023 was $7.9 million ($0.83 per share), an increase of $2.4 million as compared to $5.5 million ($0.57 per share) for the second quarter of 2022 and a decrease of $0.6 million as compared to $8.5 million ($0.89 per share) for the first quarter of 2023.

•

Core net investment income[2] for the second quarter of 2023 was $7.6 million ($0.79 per share), an increase of $2.7 million as compared to $4.9 million ($0.51 per share) for the second quarter of 2022 and a decrease of $0.1 million as compared to $7.7 million ($0.80 per share) for the first quarter of 2023.

•	Total shares repurchased in open market transactions under the Renewed Stock Repurchase Program during the quarter ended June 30, 2023 were 27,081 at an aggregate cost of approximately $552 thousand.

Subsequent Events

•

Declared stockholder distribution of $0.69 per share for the third quarter of 2023, payable on August 31, 2023 to stockholders of record at the close of business on August 22, 2023. This is a $0.06 per share distribution increase as compared to the third quarter of 2022. Including the distribution subsequent to the announcement of full year 2022 earnings results, total stockholder distributions for 2023 amount to $2.06 per share.

Management Commentary

•

Ted Goldthorpe, Chief Executive Officer of Portman Ridge, stated, “Continuing off the back of strong earnings momentum seen in the first quarter of 2023, we are pleased to announce strong financial performance for Portman Ridge in both the second quarter of 2023 and the first half of 2023 overall. Our total investment income, core investment income, and net investment income substantially increased as compared to the same three month and six month periods of last year as we continue to see the impact that rising rates have had in generating incremental revenue from our debt portfolio investments. We believe we are well-positioned to take advantage of opportunities that arise from the current market environment by continuing to be selective and resourceful in our investment decision-making. Overall, our strong performance this past quarter has allowed us to declare a dividend of $0.69 per share, marking a $0.06 per share distribution increase as compared to the third quarter of 2022. We believe we remain situated to continue to deliver attractive returns to our shareholders throughout the second half of 2023.”

Selected Financial Highlights

•

Total investments at fair value as of June 30, 2023 was $510.1 million; when excluding CLO funds, Joint Ventures, and short-term investments, these investments are spread across 27 different industries and 104 different entities with an average par balance per entity of approximately $3.2 million.

•	Weighted average contractual interest rate on our interest earning Debt Securities Portfolio as of June 30, 2023 was approximately 12.2%.

•	Non-accruals on debt investments, as of June 30, 2023, were seven debt investments representing 0.8% and 2.6% of the Company’s investment portfolio at fair value and amortized cost, respectively.

•

Net asset value (“NAV”) for the second quarter of 2023 was $215.0 million ($22.54 per share), a decrease of $10.1 million ($1.02 per share) as compared to $225.1 million ($23.56 per share) for the first quarter of 2023. The decrease in NAV was predominately driven by $6.6 million ($0.69 per share) of realized and unrealized losses on the CLO portfolio.

•

Par value of outstanding borrowings, as of June 30, 2023, was $333.7 million with an asset coverage ratio of total assets to total borrowings of 163%. On a net basis, leverage as of June 30, 2023 was 1.39x3 compared to net leverage of 1.39x3 as of March 31, 2023.

[1]

Core investment income represents reported total investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase price discount accounting in connection with the Garrison Capital Inc. (“GARS”) and Harvest Capital Credit Corporation (“HCAP”) mergers. Portman Ridge believes presenting core investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial performance.

[2]

Core net investment income represents reported total net investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase price discount accounting in connection with the GARS and HCAP mergers, while also considering the impact of accretion from these mergers on expenses, such as incentive fees. Portman Ridge believes presenting core net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial performance.

[3]

Net leverage is calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and cash equivalents, and restricted cash and (B) NAV. Portman Ridge believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $35.4 million and $46.1 million of cash and cash equivalents and restricted cash for the quarters ended June 30, 2023 and March 31, 2023, respectively. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial condition.

Results of Operations

Operating results for the three months ended June 30, 2023 and June 30, 2022 were as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Total investment income	$19,626	$15,044	$39,953	$31,988

Total expenses	11,711	9,522	23,509	18,558

Net Investment Income	7,915	5,522	16,444	13,430

Net realized gain (loss) on investments	(6,471)	(13,991)	(9,556)	(19,544)

Net unrealized gain (loss) on investments	(4,176)	113	(10,136)	2,256

Tax (provision) benefit on realized and unrealized gains (losses) on investments	(164)	(77)	407	(517)

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(10,811)	(13,955)	(19,285)	(17,805)

Realized gains (losses) on extinguishments of debt	(218)	—	(218)	—

Net Increase (Decrease) in Net Assets Resulting from Operations	$(3,114)	$(8,433)	$(3,059)	$(4,375)

Net Increase (Decrease) In Net Assets Resulting from Operations per
Common Share:
Basic and Diluted:	$(0.33)	$(0.88)	$(0.32)	$(0.45)
Net Investment Income Per Common Share:
Basic and Diluted:	$0.83	$0.57	$1.72	$1.39
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted	9,541,722	9,634,870	9,548,424	9,666,298

Investment Income

The composition of our investment income for the three and six months ended June 30, 2023 and June 30, 2022 was as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
($ in thousands)	2023	2022	2023	2022
Interest from investments in debt excluding accretion	$14,156	$9,275	$28,261	$19,087
Purchase discount accounting	427	1,303	1,469	3,115
PIK Investment Income	966	1,292	2,566	2,674
CLO Income	829	928	1,377	2,562
JV Income	2,329	2,071	4,788	4,179
Service Fees	919	175	1,492	371

Investment Income	$19,626	15,044	$39,953	$31,988

Less: Purchase discount accounting	$(427)	$(1,303)	$(1,469)	$(3,115)

Core Investment Income	$19,199	$13,741	$38,484	$28,873

Fair Value of Investments

The composition of our investment portfolio as of June 30, 2023 and December 31, 2022 at cost and fair value was as follows:

($ in thousands)	June 30, 2023 (Unaudited)			December 31, 2022
Security Type	Cost/Amortized Cost	Fair Value	%(4)	Cost/Amortized Cost	Fair Value	%(4)
Senior Secured Loan	$396,674	$376,539	74	$435,856	$418,722	73
Junior Secured Loan	51,707	37,962	7	65,776	56,400	10
Senior Unsecured Bond	416	43	0	416	43	0
Equity Securities	28,901	20,013	4	28,848	21,905	4
CLO Fund Securities	25,577	12,996	3	34,649	20,453	3
Asset Manager Affiliates(5)	17,791	—	—	17,791	—	—
Joint Ventures	74,878	62,547	12	68,850	58,955	10
Derivatives	31	—	—	31	—	—

Total	$595,975	$510,100	100%	$652,217	$576,478	100%

[4]	Represents percentage of total portfolio at fair value
[5]	Represents the equity investment in the Asset Manager Affiliates

Liquidity and Capital Resources

As of June 30, 2023, the Company had $333.7 million (par value) of borrowings outstanding at a current weighted average interest rate of 6.7%, of which $108.0 million par value had a fixed rate and $225.7 million par value had a floating rate. This balance was comprised of $78.0 million of outstanding borrowings under the Senior Secured Revolving Credit Facility, $147.7 million of 2018-2 Secured Notes due 2029, and $108.0 million of 4.875% Notes due 2026.

As of June 30, 2023 and December 31, 2022, the fair value of investments and cash were as follows:

($ in thousands)
Security Type	June 30, 2023	December 31, 2022
Cash and cash equivalents	$20,254	$5,148
Restricted Cash	15,192	27,983
Senior Secured Loan	376,539	418,722
Junior Secured Loan	37,962	56,400
Senior Unsecured Bond	43	43
Equity Securities	20,013	21,905
CLO Fund Securities	12,996	20,453
Asset Manager Affiliates	—	—
Joint Ventures	62,547	58,955
Derivatives	—	—

Total	$545,546	$609,609

As of June 30, 2023, the Company had unrestricted cash of $20.3 million and restricted cash of $15.2 million. This compares to unrestricted cash of $11.9 million and restricted cash of $34.2 million as of March 31, 2023. As of June 30, 2023, the Company had $37.0 million of available borrowing capacity under the Senior Secured Revolving Credit Facility, and no remaining borrowing capacity under the 2018-2 Secured Notes.

Interest Rate Risk

The Company’s investment income is affected by fluctuations in various interest rates, including LIBOR, SOFR and prime rates.

As of June 30, 2023, approximately 90.9% of our Debt Securities Portfolio at par value were either floating rate with a spread to an interest rate index such as LIBOR, SOFR or the prime rate. 79.5% of these floating rate loans contain floors ranging between 0.50% and 2.00%. We generally expect that future portfolio investments will predominately be floating rate investments.

In periods of rising or lowering interest rates, the cost of the portion of debt associated with the 4.875% Notes Due 2026 would remain the same, given that this debt is at a fixed rate, while the interest rate on borrowings under the Revolving Credit Facility would fluctuate with changes in interest rates.

Generally, the Company would expect that an increase in the base rate index for floating rate investment assets would increase gross investment income and a decrease in the base rate index for such assets would decrease gross investment income (in either case, such increase/decrease may be limited by interest rate floors/minimums for certain investment assets).

	Impact on net investment income from a change in interest rates at:
($ in thousands)	1%	2%	3%
Increase in interest rate	$1,797	$3,594	$5,392
Decrease in interest rate	$(1,797)	$(3,594)	$(5,392)

Conference Call and Webcast

We will hold a conference call on August 10, 2023, at 9:00 am Eastern Time to discuss our second quarter 2023 financial results. To access the call, stockholders, prospective stockholders and analysts should dial (646) 307-1963 approximately 10 minutes prior to the start of the conference call and use the conference ID 3296365.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.portmanridge.com in the Investor Relations section under Events and Presentations. The webcast can also be accessed by clicking the following link: https://edge.media-server.com/mmc/p/fx5skorp. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Portman Ridge Finance Corporation

Portman Ridge Finance Corporation (Nasdaq: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Portman Ridge’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Portman Ridge’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors, LP.

Portman Ridge’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on the Company’s website at www.portmanridge.com.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm with over €40 billion of assets under management in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. Since inception, BC Partners has completed 117 private equity investments in companies with a total enterprise value of €149 billion and is currently investing its eleventh private equity fund. For more information, please visit www.bcpartners.com.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of Portman Ridge Finance Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”, “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Important assumptions include our ability to originate new investments, and achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation that such plans, estimates, expectations or objectives will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty of the expected financial performance of the Company; (2) expected synergies and savings associated with. merger transactions effectuated by the Company; (3) the ability of the Company and/or its adviser to implement its business strategy; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions, including but not limited to the impact of inflation; (6) the impact of increased competition; (7) business prospects and the prospects of the Company’s portfolio companies; (8) contractual arrangements with third parties; (9) any future financings by the Company; (10) the ability of Sierra Crest Investment Management LLC to attract and retain highly talented professionals; (11) the Company’s ability to fund any unfunded commitments; (12) any future distributions by the Company; (13) changes in regional or national economic conditions, including but not limited to the impact of the COVID-19 pandemic, and their impact on the industries in which we invest; and (14) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the SEC.

Contacts:

Portman Ridge Finance Corporation

650 Madison Avenue, 23rd floor

New York, NY 10022

info@portmanridge.com

Jason Roos

Jason.Roos@bcpartners.com

(212) 891-2880

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Val Ferraro

vferraro@equityny.com

(212) 836-9633

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost: 2023 - $465,608; 2022 - $518,699)	$422,072	$483,698
Non-controlled affiliated investments (amortized cost: 2023 - $72,325; 2022 - $75,196)	71,411	73,827
Controlled affiliated investments (cost: 2023 - $58,042; 2022 - $58,322)	16,617	18,953

Total Investments at Fair Value (cost: 2023 - $595,975; 2022 - $652,217)	$510,100	$576,478
Cash and cash equivalents	20,254	5,148
Restricted cash	15,192	27,983
Interest receivable	5,245	4,828
Receivable for unsettled trades	1,755	1,395
Due from affiliates	1,896	930
Other assets	2,802	2,724

Total Assets	$557,244	$619,486

LIABILITIES
2018-2 Secured Notes (net of discount of: 2023 - $938; 2022 - $1,226)	$146,734	$176,937
4.875% Notes Due 2026 (net of discount of: 2023 - $1,467; 2022 - $1,704; net of deferred financing costs of: 2023 - $692; 2022 - $818)	105,841	105,478
Great Lakes Portman Ridge Funding LLC Revolving Credit Facility (net of deferred financing costs of: 2023 - $941; 2022 - $1,107)	77,059	90,893
Payable for unsettled trades	422	1,276
Accounts payable, accrued expenses and other liabilities	3,988	4,614
Accrued interest payable	3,618	3,722
Due to affiliates	1,021	900
Management and incentive fees payable	3,548	3,543

Total Liabilities	$342,231	$387,363
NET ASSETS
Common stock, par value $0.01 per share, 20,000,000 common shares authorized; 9,935,250 issued, and 9,537,236 outstanding at June 30, 2023, and 9,916,856 issued, and 9,581,536 outstanding at December 31, 2022	$95	$96
Capital in excess of par value	735,808	736,784
Total distributable (loss) earnings	(520,890)	(504,757)

Total Net Assets	$215,013	$232,123

Total Liabilities and Net Assets	$557,244	$619,486

Net Asset Value Per Common Share	$22.54	$24.23

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
INVESTMENT INCOME
Interest income:
Non-controlled/non-affiliated investments	$14,786	$10,649	$29,632	$23,316
Non-controlled affiliated investments	626	857	1,475	1,448

Total interest income	$15,412	$11,506	$31,107	$24,764
Payment-in-kind income:
Non-controlled/non-affiliated investments(1)	$859	$1,199	$2,386	$2,325
Non-controlled affiliated investments	107	73	180	329
Controlled affiliated investments	—	20	—	20

Total payment-in-kind income	$966	$1,292	$2,566	$2,674
Dividend income:
Non-controlled affiliated investments	$1,864	$1,005	$3,248	$1,950
Controlled affiliated investments	465	1,066	1,540	2,229

Total dividend income	$2,329	$2,071	$4,788	$4,179
Fees and other income:
Non-controlled/non-affiliated investments	$905	$175	$1,478	$371
Non-controlled affiliated investments	14	—	14	—

Total fees and other income	$919	$175	$1,492	$371

Total investment income	$19,626	$15,044	$39,953	$31,988

EXPENSES
Management fees	$1,869	$2,088	$3,822	$4,223
Performance-based incentive fees	1,680	1,169	3,488	2,847
Interest and amortization of debt issuance costs	6,372	3,889	12,704	7,233
Professional fees	699	879	1,302	1,724
Administrative services expense	659	822	1,330	1,669
Other general and administrative expenses	432	675	863	862

Total expenses	$11,711	$9,522	$23,509	$18,558

NET INVESTMENT INCOME	$7,915	$5,522	$16,444	$13,430

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS
Net realized gains (losses) from investment transactions:
Non-controlled/non-affiliated investments	$(5,267)	$(14,109)	$(8,352)	$(17,779)
Non-controlled affiliated investments	(1,124)	118	(1,124)	330
Controlled affiliated investments	(80)	—	(80)	—
Derivatives	—	—	—	(2,095)

Net realized gain (loss) on investments	$(6,471)	$(13,991)	$(9,556)	$(19,544)
Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments	$(5,478)	$4,870	$(8,535)	$5,699
Non-controlled affiliated investments	766	(1,329)	455	(1,212)
Controlled affiliated investments	536	(3,428)	(2,056)	(4,673)
Derivatives	—	—	—	2,442

Net unrealized gain (loss) on investments	$(4,176)	$113	$(10,136)	$2,256

Tax (provision) benefit on realized and unrealized gains (losses) on investments	$(164)	$(77)	$407	$(517)

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	$(10,811)	$(13,955)	$(19,285)	$(17,805)

Realized gains (losses) on extinguishments of debt	$(218)	$—	$(218)	$—

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(3,114)	$(8,433)	$(3,059)	$(4,375)

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$(0.33)	$(0.88)	$(0.32)	$(0.45)
Net Investment Income Per Common Share:
Basic and Diluted:	$0.83	$0.57	$1.72	$1.39
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted	9,541,722	9,634,870	9,548,424	9,666,298

(1)

During the three and six months ended June 30, 2023, the Company received $191.2 thousand and $492.4 thousand, respectively of non-recurring fee income that was paid in-kind and included in this financial statement line item.

Source: Portman Ridge Finance Corporation